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To:

Sensata Technologies Holding N.V.

Kolthofsingel 8

7602 EM, Almelo

The Netherlands

SENSATA TECHNOLOGIES HOLDING N.V.

Privileged

Amsterdam, 16 February 2011

Dear Sir/Madam,

You have requested us, as your special counsel on certain matters of Dutch law to render an opinion in connection with the proposed filing of a registration statement, including a prospectus, relating to the Shares (as defined below).

Headings used in this opinion are for ease of reference only and shall not affect the interpretation hereof.

In this opinion:

“Commission” means the Securities and Exchange Commission;

“Company” means Sensata Technologies Holding N.V., a public company with limited liability under Dutch law;

“Existing Shares” means up to 22,659,951 ordinary shares in the capital of the Company issued and outstanding on the date hereof to be sold by certain Selling Shareholders to the Underwriters;

“Management Shareholders” means the Selling Shareholders other than Sensata Investment Company S.C.A. and any charities which may receive a distribution of Existing Shares (either directly or indirectly) from Sensata Investment Company S.C.A.;

“Option Shares” means up to 340,049 ordinary shares in the capital of the Company to be sold by the Management Shareholders to the Underwriters after the exercise of existing options;

“Registration Statement” means the registration statement on Form S-1, including a prospectus, relating to the Shares, filed with the Commission on 2 February 2011;

“Selling Shareholders” means the selling shareholders named in the Registration Statement;

AMSTERDAM • ANTWERP • ARNHEM • BRUSSELS • EINDHOVEN • LUXEMBOURG • ROTTERDAM • ARUBA • CURAÇAO • FRANKFURT •

DUBAI         • GENEVA     •     LONDON     •     NEW YORK     •     PARIS     •     SINGAPORE     •     TOKYO     •     ZURICH

“Shares” means the Option Shares and the Existing Shares;

“Underwriters” means the underwriters named in the Registration Statement; and

“Underwriting Agreement” means the underwriting agreement by and between the Company and the Underwriters.

In rendering this opinion, we have examined and relied—as to factual matters only—upon, inter alia, an electronically transmitted copy of the executed Registration Statement and upon the following documents as we have deemed necessary for the purposes of this opinion:

(1)	an electronically transmitted copy of an excerpt, dated as of the date hereof (the “Excerpt”) of the registration of the Company in the trade register of the Chambers of Commerce in the Netherlands (the “Trade Register”) under number 24192692;

(2)	an electronically transmitted copy of the deed of incorporation of the Company dated 22 December 1988 (the “Deed of Incorporation”);

(3)	an electronically transmitted copy of the articles of association (statuten), as they read after the execution of the deed of conversion and amendment of the articles of association relating to the Company dated 26 February 2010 (the “Articles”);

(4)	draft private deeds of issuance, dated the date hereof, to be executed by the Company and the Management Shareholders pursuant to which the Option Shares will be issued to the Management Shareholders (the “Deeds of Issuance”);

(5)	an electronically transmitted copy of the resolution of the general meeting of shareholders of the Company (the “Shareholders Meeting”), dated 26 February 2010, (inter alia) designating the management board of the Company (the “Management Board”) as the corporate body with the power to issue and/or grant rights to subscribe for ordinary shares for a period of five years from the date thereof to issue such number of shares in the capital of the Company as shall be permitted by the authorized capital of the Company from time to time (the “Shareholders’ Resolution”);

(6)	an electronically transmitted copy of the resolution of the Management Board, dated 30 September 2010, resolving to (inter alia) issue the Option Shares and (ii) waive any pre-emptive rights in respect thereto (the “Board Resolution 1”)

(7)	an electronically transmitted copy of the resolution of the Management Board, dated 1 February 2011, resolving to enter into the transactions contemplated by and authorizing the entry into, the execution of and the performance of the Registration Statement and the Underwriting Agreement (the “Board Resolution 2”, and together with the Board Resolution 1, the “Board Resolutions” and together with the Shareholders’ Resolution, the “Resolutions”);

(8)	an electronically transmitted copy of the shareholders’ register (aandeelhoudersregister) of the Company (the “Shareholders’ Register”); and

(9)	a certificate signed by the Management Board, dated as of February 2, 2011. A copy of this certificate is attached hereto as Annex 1.

For the purpose of the opinions expressed herein, we have assumed:

a.	the genuineness of all signatures, the authenticity of all agreements, certificates, instruments, and other documents submitted to us as originals and the conformity to the originals of all agreements, certificates, instruments, and other documents submitted to us as electronic copies; and

b.	that the Existing Shares have been duly accepted by the subscribers thereof.

Based upon the foregoing and subject to the limitations stated hereinafter, we are of the opinion that on the date hereof:

A.	The Existing Shares have been duly authorised and validly issued, are fully paid and are validly outstanding and non-assessable.

B.	When issued pursuant to validly executed Deeds of Issuance in the form reviewed by us and upon payment in full of the applicable option exercise price, the Option Shares will be duly authorized and validly issued, fully paid and validly outstanding and non-assessable.

This opinion and any issues arising under this opinion will be governed by Dutch law.

This opinion letter is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to.

This opinion letter is being issued in connection with the transactions to which the Registration Statement relates.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Yours faithfully,

Loyens & Loeff N.V.

/s/ Bas Vletter	/s/ Philip W. van Verschuer

ANNEX 1

MANAGEMENT CERTIFICATE

[To be attached as separate document]

CERTIFICATE OF THE BOARD

OF

SENSATA TECHNOLOGIES HOLDING N.V.

2 February 2011

The undersigned, together constituting the entire board of directors (the “Board”) of Sensata Technologies Holding N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands having its registered office address at Kolthofsingel 8, 7602 EM, Almelo, the Netherlands (the “Company”),

HEREBY CERTIFY

1.	That the Company has been duly incorporated on 22 December 1988 and is validly existing as a naamloze vennootschap (a public company with limited liability) under the laws of the Netherlands;

2.	That the information recorded in the excerpt dated as of the date hereof of the registration of the Company in the trade register of the Chambers of Commerce in the Netherlands (the “Trade Register”) under number 24192692 (the “Excerpt”) is true, accurate and complete on the date hereof;

3.	That none of the members of the Board has a (potential) conflict of interest with the Company in connection with the Documents (as defined in the resolution of the Board, dated 1 February 2011) or the transactions contemplated thereby, that would preclude any of them from validly representing the Company;

4.	That the Company has not been dissolved (ontbonden), liquidated, granted a (preliminary) suspension of payments ((voorlopige) surséance van betaling verleend) or declared bankrupt (failliet verklaard);

5.	That at the date hereof no resolution has been adopted concerning the statutory merger (juridische fusie) or division (splitsing), in both cases involving the Company as disappearing entity, or the voluntary liquidation (ontbinding) of the Company or the filing of a request for its bankruptcy (faillissement) or for a suspension of payments (surséance van betaling) and that the Company has not received a notice from the Amsterdam Chamber of Commerce concerning its dissolution under Section 2:19a of the Dutch Civil Code; and

6.	That (i) the shares in the capital of the Company issued and outstanding on the date hereof (the “Shares”) have not been repurchased (ingekocht), cancelled (ingetrokken), reduced (afgestempeld), split, or combined, and (ii) the Shares are fully paid up and (iii) the Shares are free and clear of any pledge (pand), right of usufruct (vruchtgebruik) or attachment (beslag) on the date hereof;

7.	That each of the Selling Shareholders is authorized to dispose of, or encumber (beschikkingsbevoegd) the relevant Existing Shares (as defined in the Opinion) and, upon issuance, will become authorized to dispose of, or encumber (beschikkingsbevoegd) the relevant Option Shares (as defined in the Opinion);

8.	That the information recorded in the shareholders’ register of the Company is true, accurate and complete as of the date hereof.

This certificate is provided to Loyens & Loeff, with the understanding that they will rely thereon in, and will assume the correctness of the above statements as of the date of the opinion letter (the “Opinion”) to be issued in connection with the filling of a registration statement on Form S-1, including a prospectus, to be filed with the Securities and Exchange Commission on or about the date hereof.

Board Certificate Sensata Technologies Holding N.V.

Signed on the date first written above.

/s/ Thomas Wroe		/s/ Edward Conard
Name:	Mr. Thomas Wroe	Name:	Mr. Edward Conard

/s/ Paul Edgerley		/s/ John Lewis
Name:	Mr. Paul Edgerley	Name:	Mr. John Lewis

/s/ Charles Peffer		/s/ Michael Ward
Name:	Mr. Charles Peffer	Name:	Mr. Michael Ward

/s/ Stephen Zide		/s/ Seth Meisel
Name:	Mr. Stephen Zide	Name:	Mr. Seth Meisel

/s/ Michael Jacobson
Name:	Mr. Michael Jacobson

Board Certificate Sensata Technologies Holding N.V.